Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 10 of July 2014 (“Effective Date”), by and between Polypid Ltd. (the “Company”), and Dikla Czaczkes Axelbrad (I.D. No. 025561366), an individual residing at 15 Tovim, Tel Aviv, Israel (the “Employee”).

WHEREAS, the Company wishes to employ the Employee, and the Employee agrees to be employed by Company, as of the Commencement Date of Employment and throughout the Term (as such terms are defined hereunder); and

WHEREAS, the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, the parties hereto agree as follows:

1.	Employment; Position

1.1.	The Company desires to employ the Employee and the Employee desires to be employed by the Company, as of July 10, 2014 (“Commencement Date of Employment”) and until this Agreement shall be terminated in accordance with the provisions of Section 9 below (“Term”).

1.2.	The Employee shall be employed on a full time basis in the position of Chief Strategy Officer (“Position”). The Employee shall have the authority, functions, duties and responsibilities, as may be stipulated from time to time by the CEO of the Company (“Direct Supervisor”) and shall report thereto.

1.3.	The Employee shall perform her duties and obligations hereunder from the Company's offices or from any other place as shall be instructed, from time to time, by the Direct Supervisor.

1.4.	The Employee is aware and acknowledges that in performing the Employee’s obligations under the Position, the Employee may be required to work at Extra Hours as such term is defined in the Work and Rest Hours Law, 1951 (the “Extra Hours”) and accordingly the Employee undertakes to work Extra Hours pursuant to the provisions of this Agreement.

2.	Duties and Obligations

The Employee affirms and undertakes, throughout the Term, as follows:

2.1.	The Employee shall devote the Employee's entire working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of the Employee’s duties with the Company.

2.2.	The Employee shall perform and discharge well and faithfully, with devotion, honesty and fidelity, all of the Employee’s obligations derived from Employee’s Position and from this Agreement.

2.3.	The Employee shall comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

2.4.	The Employee shall travel abroad from time to time if and as may be required pursuant to Employee’s Position.

2.5.	The Employee shall refrain from being involved in, directly or indirectly, and to inform the Direct Supervisor, immediately and without delay, of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with the Company.

2.6.	The Employee shall not assume, directly or indirectly, whether with or without consideration, any employment obligations unrelated to the Company and shall not be retained as a consultant or advisor or contractor (whether or not compensated therefore) to any other business other than with the prior written approval of the Company and in accordance with the terms of such approval.

3.	Representations and Warranties

The Employee represents and warrants to the Company as follows:

3.1.	The Employee is free to be employed by the Company pursuant to the terms contained in this Agreement and there are no contracts, impediments and/or restrictive covenants preventing full performance of the Employee’s duties and obligations hereunder.

3.2.	The Employee has the requisite qualifications, experience and knowledge to perform the Employee’s obligations under this Agreement.

3.3.	All work under this Agreement shall be the Employee’s original work and none of her work product or any development arising from her work, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity.

3.4.	The Employee is not involved, directly or indirectly, in any business and/or affairs and/or matters that constitute or may constitute a conflict of interests with Employee’s employment with the Company under this Agreement.

3.5.	In the event that the Employee becomes aware that the performance of her obligations and duties under this Agreement may violate any third-party rights, she will disclose this to the Company without delay.

4.	Compensation

4.1.	Subject to and in pursuance of the Employee’s fulfillment of Employee’s obligations under this Agreement, the Company shall pay Employee a monthly gross salary of NIS 32,000 (the “Basic Salary”).

4.2.	In addition to the Basic Salary, the Employee shall be entitled to a monthly gross global compensation of NIS 8,776 for working at Extra Hours as provided in Section 1.4 above (the “Global Compensation”). It is hereby agreed and acknowledged that the Global Compensation shall constitute the full consideration to which the Employee shall be entitled for the Employee’s work during Extra Hours as provided in Section 1.4 above. The Employee shall not be entitled to any additional payment and/or other compensation, other than the Global Compensation, for any work performed during Extra Hours as provided above.

4.3.	Following the expiration of two (2) months following the consummation of an initial public offering by the Company, the Company and the Employee shall review the Salary.

4.4.	The Basic Salary together with the Global Compensation (collectively, the “Salary”) shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

4.5.	Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.

4.6.	The Salary shall serve as the basis for the calculation of all social benefits to which Employee is entitled hereunder. No other amount paid to Employee, including any bonuses and signing bonus (to the extent granted), shall be taken into account in the calculation of any social benefits to which Employee may be entitled.

5.	Social and Fringe benefits

5.1.	Managers’ Insurance

5.1.1.	As of the Commencement Date of Employment, Employee shall be entitled to a Manager's Insurance Policy. Accordingly, the Company shall contribute retroactively, an aggregate monthly amount equal to 14.33% of the Salary (as defined below) as premium on a managers’ insurance policy (Bituach Menahalim) (the “Managers’ Insurance Policy”), which contributions shall be allocated as follows: 8.33% towards severance pay (“Severance Pay Component”) and 6% towards compensatory payments (“Compensatory Payments Component”).

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5.1.2.	In addition to the provisions of Section 5.1.1 above, as of the Commencement Date of Employment, the Company shall contribute, on a monthly basis towards a disability insurance, in accordance with an insurance policy for disability allowance, as such insurance is approved by the Minister of Labor and Social Welfare the lesser of: (i) up to 2.5% of the Policy's Salary or (ii) up to the sum which shall provide for a disability allowance equal to seventy five percent (75%) of the Salary during the disability period of Employee.

5.1.3.	Accordingly, Employee shall contribute, as of the Commencement Date of Employment, and for that purpose Employee hereby irrevocably authorizes and instructs the Company to deduct from Employee’s Salary at source, an aggregate monthly amount equal to 6% of the Salary to such Managers’ Insurance Policy.

5.1.4.	Employee shall bear any and all taxes applicable and required by law to Employee and/or the Company in connection with amounts paid by Employee and/or the Company to the Managers’ Insurance Policy pursuant to this Agreement.

5.1.5.	For the avoidance of doubt, it is agreed that the provisions of Section 14 to the Severance Law shall apply with respect to the Company’s contributions to the severance pay component of the Managers’ Insurance Policy as set forth herein. In the event of Termination of Employee’s employment under this Agreement for any reason other than termination for Cause (as defined below) and subject to applicable law, the Employee shall be entitled to all sums accumulated in the Managers’ Insurance Policy (as defined below). The Company and Employee respectively declare and covenant that as evidenced by their respective signatures, they hereby undertake to be bound by the general settlement authorized as of 9.6.98 pertaining to Company’s payment to the benefit of pension funds and insurance funds, in place of severance payment in pursuance of the Severance Payment Law, 5723-1963 (“Severance Law”), attached hereto as Exhibit A.

5.1.6.	The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the above mentioned Managers’ Insurance Policy, except in the event of the occurrence of any of the events provided for in Section 16 and 17 of the Severance Law.

5.2.	Study Fund.

5.2.1.	Notwithstanding anything herein to the contrary, for the purpose of this Section 5.2, the term “Salary” shall mean that portion of the Salary which does not exceed the recognized ceiling for withholdings that are exempted from taxes under the provisions of applicable law in effect from time to time (the “Advanced Study Fund Ceiling”). For the removal of any doubt, it is hereby agreed that the Advanced Study Fund Ceiling shall serve as the basis for the calculation of deductions and contributions to the Advanced Study Fund.

5.2.2.	The Company shall contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund of Employees’s choice (Keren Hishtalmut) (“Advanced Study Fund”).

5.2.3.	Employee shall contribute, and for that purpose she hereby irrevocably authorizes and instructs Company to deduct from Employee’s Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Employee’s participation in such Advanced Study Fund.

5.2.4.	Employee shall bear any and all taxes applicable and required by law in connection with amounts payable by Employee and/or Company to the Advanced Study Fund under this Section 5.2.

5.3.	Vacation. Employee shall be entitled to 20 days of an annual leave per year. Each leave shall be coordinated with the Direct Supervisor with adequate regard to the needs of the Company.

5.4.	Sick Leave; Recreation Pay. Employee shall be entitled to sick leave and to annual recreation pay in accordance with applicable laws and regulations as in effect from time to time.

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5.5.	Military Reserve Duty. Employee shall inform the Company of any military reserve duty Employee has been ordered to perform, immediately after Employee has been notified of the same. In the absence of Employee due to military reserve duty, Employee shall be entitled to receive Employee’s Salary, including payments for social benefits and other rights to which Employee is entitled pursuant to this Agreement. Employee undertakes to provide the Company with proper confirmation of active military reserve duty so that Company may collect from the National Insurance Institute all amounts to which Employee is entitled in connection with such service.

5.6.	Equipment. The Company may, from time to time, in its sole discretion, provide the Employee with various equipment (the “Equipment”) for the Employee’s use in the course of performing the Employee’s obligations pursuant to the Position, provided that the Company’s procedures in respect thereof are followed. The Company shall provide the Employee a laptop for her disposal. Employee shall bear and pay all (if any) taxes applicable to him in connection with any such Equipment provided. The Employee shall return any such Equipment (including the laptop) to the Company’s principal office immediately following the cessation of the Employee’s employment hereunder, and the Employee shall not have any rights of lien, delay or set-off with respect to the Equipment.

5.7.	Reimbursement of Expenses. During the term of this Agreement, the Company shall reimburse the Employee for cellular phone costs.

6.	Reimbursement of Expenses and Laptop. During the term of this Agreement, the Company shall (a) reimburse the Employee for cellular phone costs; and (b) provide the Employee a laptop for her disposal. The Employee undertakes to take good care of the laptop and to return it to the Company immediately upon the termination of this Agreement.

7.	Grant of Options

7.1.	The Company shall recommend its Board of Directors to grant the Employee options (“Options”) to purchase 80,000 Ordinary Shares of the Company (“Ordinary Shares”), at an exercise price of US$ 0.6056 per each Ordinary Share and subject to the terms of a Share Option Plan adopted by the Company (“Plan”).

7.2.	The Options shall vest and become exercisable during a three-year period as of the Commencement Date of Employment ("Date of Grant") pursuant to the following vesting schedule ("Vesting Schedule"): (a) Thirty three percent (33%) of the Options shall become vested on the Date of Grant, provided that the Employee is employed by the Company during the preceding year; and (b) thereafter, eight point three hundred seventy five percent (8.375%) of the Options shall vest at the end of each subsequent quarter provided that the Employee shall be employed by the Company during the preceding quarter.

7.3.	In the event that the Employee’s employment in the Company shall be terminated, for any reason whatsoever, by either the Employee or the Company, prior to the expiration of the three-year Vesting Schedule, any unvested Option as of the effective termination date shall immediately expire and the Employee shall be entitled to exercise the vested Options as of the termination date solely during ninety (90) days following said termination (and any vested portion not exercised during the foregoing period shall be immediately forfeited). Notwithstanding the foregoing, in the event of termination for Cause (as defined below), all Options (including the vested portion) will be forfeited and if any Option has already been exercised, the Company may repurchase such shares.

7.4.	Notwithstanding anything to the contrary, if in any Merger/Sale (as defined below), a successor corporation of the Merger/Sale or any parent or affiliate thereof as determined by the Board in its discretion (the "Successor Corporation") does not agree to substitute the Options (or continue vesting if the Successor Corporation is the Company), the vesting dates of the Options shall be accelerated so that any unvested Option (the “Unvested Options”) shall be immediately vested in full as of the date which is ten (10) days prior to the effective date of the Merger/Sale, and the Board shall notify the Optionee that the unexercised Options are fully exercisable for a period of ten (10) days from the date of such notice, and that any unexercised Options shall terminate upon the expiration of such period, provided, however, that the Board may determine that the consideration paid for the shares issued upon exercise of such Unvested Options shall, subject to applicable law, either be (i) released to the Optionee at such time as the Unvested Options would have vested pursuant to this Agreement if such Unvested Options had continued to be held by the Optionee or upon a Triggering Event or (ii) forfeited by the Optionee if prior to the release of the consideration to the Optionee pursuant to clause (i) above, the Optionee voluntarily terminates his employment with the Successor Corporation or is terminated by the Successor Corporation for Cause.

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"Merger/Sale" means each of the following events: (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of the Company; (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; (iv) a scheme or arrangement for the purpose of effecting such sale, merger or amalgamation; or (v) such other transaction that is determined by the Board to be a transaction having a similar effect.

7.5.	In addition to the foregoing, if the Successor Corporation (or parent or subsidiary of the Successor Corporation) agrees to continue or substitute the Options and Optionee’s employment with the Successor Corporation is terminated by the Successor Corporation without Cause within one year of the closing of such Merger/Sale (a “Triggering Event”), the vesting dates of the Options shall be accelerated so that any unvested portion of the continued or substituted Options shall be immediately vested in full as of the date of such termination without Cause.

7.6.	The Options shall be subject to the Plan and an option agreement to be entered into between the Company and the Employee (“Option Agreement”) and any other terms and conditions of the Options not expressly provided herein, including customary provisions relating to restrictions on transfer, tax liability, exercise of options and termination of engagement, shall be included in the Plan and in the Option Agreement.

7.7.	By signing this Agreement, the Employee hereby accepts the terms and conditions set forth in this Section and undertakes to execute any and all documents as may be required by the Company in connection with the Options, including, without limitation, the Option Agreement, and the grant of the Options shall be subject to the Employee’s fulfillment of the aforesaid undertakings.

8.	Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement

The Employee shall execute the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B (the “NDA”). The Employee’s compensation hereunder has been calculated to include special consideration for Employee’s commitments under the NDA and Employee will not be entitled to any further consideration for such commitments, including any entitlement to royalties for any Service Inventions as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”). This clause constitutes an express agreement between the Employee and the Company for the purposes of Section 134 of the Patent Law.

9.	Termination

9.1.	Either party may, at any time during the Term, furnish the other party hereto with a written notice that this Agreement is terminated (“Termination Notice”). The Termination Notice must be furnished, in writing, to the other party, at least thirty (30) days prior to the Termination Notice having effect (the “Notice Period”). The Termination Notice shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective.

9.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

9.2.1.	During the Notice Period, the Employee shall be obligated to continue to discharge and perform all of Employee’s duties and obligations with the Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by the Company of all matters handled by Employee during the course of Employee’s employment with the Company.

9.2.2.	Notwithstanding the provisions of Section 9.2.1 above to the contrary, by notifying Employee concurrently with or at any time after a Termination Notice is delivered by either party hereto, the Company shall be entitled to either: (i) waive any and/or all of Employee’s services with the Company during the Notice Period or any part thereof or; (ii) terminate the employer-employee relationship prior to the completion of the Notice Period; provided that in any such event, the Company shall pay Employee for the aforesaid Notice Period or any part thereof, a sum equal to the full value of salary, social benefits (i.e. Managers' Insurance) according to this Agreement and as required under applicable laws and in accordance with the Prior Notice Law.

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By the end of the Notice Period or the termination of the employer-employee relationship, which ever comes first, or in the event the Company has waived Employee’s services during the Notice Period, then upon the furnishing of a notice to Employee to that effect, Employee shall return to the Company any Equipment provided to her by the Company.

9.3.	Notwithstanding the provisions of Sections 9.1 and 9.2 above, the Company, by furnishing a notice to Employee, shall be entitled to terminate Employee’s employment with the Company with immediate effect in the event that said termination is Termination for Cause (as defined below). In the event of such Termination of Cause, then without derogating from the rights of the Company under this Agreement and/or any applicable law, the Employee shall not be entitled to any of the consideration specified in Section 9.2 above.

9.4.	As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has committed a criminal offense directly related to the Employee's engagement with the Company and provided that such offense does not involve moral turpitude; (ii) Employee is in material, malicious breach of Employee’s duties of trust or loyalty to the Company; (iii) any material breach of this Agreement which has not been cured by Employee within fifteen (15) after her receipt of notice from the Company containing a description of such breach, (iv) Employee deliberately causes malicious harm to the Company’s business affairs; (v) Employee materially, maliciously breaches any of the provisions of the NDA; and/or (vi) circumstances that constitute “cause” or do not entitle Employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

9.5.	Without derogating from the Company’s rights pursuant to any applicable law, in the event that Employee shall terminate Employee’s employment with the Company with immediate effect or upon shorter notice than the Notice Period, the Company shall have the right to offset the amount of compensatory payment to which Employee would otherwise have been entitled under the Prior Notice Law or any part thereof, as the case may be, from any other payments payable to Employee.

9.6.	Upon termination of Employee’s employment with the Company, and as a condition to the fulfillment of Company’s obligations, if any, towards Employee at such time, Employee affirms and undertakes to transfer Employee’s Position to its replacement, as shall be determined by Company, in an efficient, complete, appropriate and orderly manner, and to fulfill Employee’s obligations under this Agreement, provided that the foregoing shall not apply following the expiration of 30 days after the effective termination of this Agreement.

10.	General Provisions

10.1.	Employee may not assign or transfer any right, claim or obligation provided herein.

10.2.	Employee shall not be entitled to any additional bonus, payment or other compensation in connection with Employee's employment with the Company, other than as provided herein.

10.3.	The Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with Employee’s employment with the Company.

10.4.	In the event of an Exit (as defined below), the Company shall be entitled to assign or transfer any right, claim or obligation provided herein.

“Exit” shall mean (i) a merger, acquisition, reorganization or similar transaction pursuant to which the holders of equity interests of the Company prior to the consummation of such transaction represent less than 50% of the equity interests of the Company following such transaction (directly or indirectly), or (ii) a sale of all or substantially all of the assets of the Company.

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10.5.	The Company shall be entitled to offset from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which the Company shall be entitled from Employee at such time; and for that purpose Employee hereby irrevocably authorizes and instructs the Company to offset from any amounts which may be due or owing to Employee from the Company, all amounts to which the Company shall be entitled from Employee at any time, to the extent applicable by the Israeli Law.

10.6.	The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement, including those which were previously not enforced.

10.7.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties, or their duly authorized representatives.

10.8.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the city of Tel Aviv in any dispute related to this Agreement.

10.9.	This Agreement and the NDA constitute the entire agreement of the parties hereto with respect to the subject matters hereof, and supersede all prior agreements and understandings between the parties with respect thereto.

10.10.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

10.11.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

10.12.	The parties agree that this Agreement constitutes, among other things, notification in accordance with the Notice to Employee Law (Terms of Employment), 2002.

THE EMPLOYEE ACKNOWLEDGES THAT SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT AND ITS EXHIBITS TO ANY OTHER LANGUAGE. THE EMPLOYEE FURTHER ACKNOLWEDGES THAT THE COMPANY HAS ADVISED HER THAT SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

העובד מצהיר בזאת כי השפה האנגלית מוכרת ומובנת לו וכי הוא אינו זקוק לתרגום הסכם זה ונספחיו לשפה אחרת. העובד גם מצהיר ומודיע כי הומלץ בפניו על ידי החברה לקבל ייעוץ משפטי בקשר להסכם זה בטרם החתימה עליו וכי ניתנה לו הזדמנות נאותה לעשות כן.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first set forth above.

COMPANY:

POLYPID LTD.

By:	/s/ PolyPid Ltd.
Name: Amir Weisberg
Title: CEO

EMPLOYEE:
/s/ Dikla Czaczkes

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Exhibit A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by her by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)	To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(2)	13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

(3)	11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(4)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)	The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)	The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(5)	This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

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Exhibit B

Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement

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